Exhibit 21

SUBSIDIARIES OF CIB MARINE

DIRECT SUBSIDIARIES	INDIRECT SUBSIDIARIES	STATE/JURISDICTION OF INCORPORATION

CIB MARINE BANCSHARES, INC.		Wisconsin Corporation
Central Illinois Bank		Illinois Commercial Bank
CIB Construction, LLC		Illinois Limited Liability Company
	Canron Corporation (1)	Michigan Corporation
Everett Tech, Inc. f/k/a MICR, Inc.(2)		Illinois Corporation
First Ozaukee Capital Corp.		Wisconsin Corporation
	Marine Bank	Wisconsin Commercial Bank
	Marine Investment Corporation	Nevada Subsidiary
CIB Marine Information Services, Inc.		Illinois Corporation
Mortgage Services, Inc.		Illinois Corporation
CIB Marine Capital Trust I		Delaware Business Trust
CIB Statutory Trust III		Connecticut Statutory Trust
CIB Statutory Trust IV		Connecticut Statutory Trust
CIB Statutory Trust V		Delaware Business Trust
Citrus Financial Services, Inc.		Florida Corporation
	Citrus Bank, NA	National Banking Association
CIB Marine Capital, LLC(3)		Wisconsin Limited Liability Company

(1)	CIB Construction owns 84% of the outstanding stock of Canron which filed for dissolution in December, 2006.

(2)	Dissolved on January 8, 2008.

(3)	During 2003, CIB Marine ceased to offer new loans through CIB Marine Capital and began winding down its affairs, including the sale and collection of outstanding loans.